1615 Poydras Street ▪ New Orleans, LA 70112	Financial Contacts:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Third-Quarter/Nine-Month 2008 Results

HIGHLIGHTS

▪
Third-quarter 2008 earnings of $61.9 million, $0.96 per share, before hurricane charges and unrealized mark-to-market gains on derivative contracts.  After these items, McMoRan reported a net loss for third-quarter 2008 of $6.1 million, $0.10 per share, compared with a net loss of $52.2 million, $1.50 per share, in the third quarter of 2007.  Third quarter 2008 results included $152.6 million, $2.37 per share, of charges associated with certain properties damaged in Hurricane Ike and a mark-to-market unrealized gain of $82.3 million, $1.28 per share, on open oil and gas derivative contracts.

▪	McMoRan expects to realize a substantial recovery under its insurance programs of hurricane related costs, which are expected to be incurred over several years.

▪
Daily production for third-quarter 2008 averaged 225 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, compared with third-quarter 2007 average production of 185 MMcfe/d.  Results were impacted by shut-ins associated with Hurricanes Gustav and Ike in September 2008.  Prior to the storms, McMoRan’s production averaged approximately 296 MMcfe/d in July and August.

▪
Production is being restored as third party facilities become operational.  Fourth quarter 2008 production is expected to average approximately 180 MMcfe/day and reach approximately 280-290 MMcfe/d in the first half of 2009.

▪	Continued positive drilling results at Flatrock on OCS 310 at South Marsh Island Block 212 with five successful wells to date:

o	Gross production from Flatrock Nos. 1, 2 and 3 currently approximates 170 MMcfe/d, 32 MMcfe/d net to McMoRan.

o	Flatrock No. 4 is being completed in the same Rob-L sand which is currently producing at an approximate gross rate of 100 MMcfe/d in Flatrock No. 2.

o	Flatrock No. 5 has encountered 90 net feet of pay as indicated by wireline logs and is currently drilling below 15,800 feet to proposed total depth of 18,400 feet.

o
Flatrock No. 6 is expected to commence drilling in the fourth quarter of 2008.  The well will target the deeper Operc and possibly penetrate the upper Gyro section of the Flatrock/Hurricane Deep structure.

▪	Other exploratory drilling activities include:

▪	South Timbalier Block 168 ultra-deep exploratory well has been drilled to 32,997 feet. In October, McMoRan logged a fourth potential hydrocarbon bearing zone in the well.

▪	Deep gas exploration activities in-progress at Tom Sauk and Northeast Belle Isle.

▪
Drilling operations expected to commence in November 2008 at the high potential Ammazzo deep gas exploration prospect located on South Marsh Island Block 251 and the Gladstone East deep gas exploration prospect on Louisiana State Lease 340.

▪	Operating cash flows totaled $253.9 million for third-quarter 2008 and $636.2 million for the first nine months of 2008.

▪	Capital expenditures approximated $75.8 million for third-quarter 2008 and $186.9 million for the first nine months of 2008. Capital expenditures are estimated to approximate $270 million for 2008.

▪
Cash at September 30, 2008 totaled $160.6 million with no borrowings under McMoRan’s $450 million bank credit facility.  Total debt, excluding McMoRan’s senior convertible notes, was $300 million at September 30, 2008, $274 million lower than December 31, 2007 and $894 million lower than at the time of the August 2007 oil and gas property acquisition.

SUMMARY FINANCIAL TABLE*

	Third Quarter		Nine Months
	2008	2007	2008		2007
	(In thousands, except per share amounts)
Revenues	$285,245	$133,252	$956,229		$230,297
Operating income (loss)	18,057	(25,661)	144,138		(36,899)
Income (loss) from continuing operations	6,105	(51,005)	98,166		(72,071)
Income (loss) from discontinued operations	(1,356)	(1,179)	(2,960)		50
Net income (loss) applicable to common stock(a)	(6,132)	(52,184)	75,602		(73,573)
Diluted net income (loss) per share: Continuing operations	$(0.08)	$(1.47)	$1.17	(c)	$(2.40)
Discontinued operations	(0.02)	(0.03)	(0.03)		(0.00)
Applicable to common stock	$(0.10)	$(1.50)	$1.14	(c)	$(2.40)
Diluted average shares outstanding(b)	64,446	34,693	87,718	(c)	30,644

a.	After preferred dividends and inducement payments for the early conversion of preferred stock.

b.	See Note h on page II.

c.
 Reflects assumed conversion of McMoRan’s 6% and 5¼% Convertible Senior Notes, 6.75% Mandatory Convertible Preferred Stock, and the dilutive effect of outstanding stock options and warrants into 29.1 million shares for the nine-month period, resulting in the exclusion of $5.0 million in interest expense and $19.6 million in dividends and inducement payments for the early conversion of preferred stock for the 2008 nine-month period.

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules prior to the filing of McMoRan’s third-quarter 2008 Form 10-Q, the related costs incurred through September 30, 2008 would be charged to exploration expense in the third quarter 2008 financial statements.  McMoRan’s investment in its six in-progress or unevaluated wells totaled $96.7 million at September 30, 2008.

NEW ORLEANS, LA, October 20, 2008 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $6.1 million, $0.10 per share, for the third quarter of 2008 compared with a net loss applicable to common stock of $52.2 million, $1.50 per share, for the third quarter of 2007.  For the nine months ended September 30, 2008, McMoRan reported net income of $75.6 million, $1.14 per fully diluted share, compared with a net loss of $73.6 million, $2.40 per share, in the 2007 period.

Third-quarter 2008 results from continuing operations totaled $6.1 million, including $152.6 million, $2.37 per share, of charges associated with damage to certain properties from Hurricane Ike (see Production and Development Activities section), and a gain of $82.3 million, $1.28 per share, for unrealized mark-to-market charges on McMoRan’s open oil and gas derivative contracts (see Derivative Contracts section).  During the third quarter of 2007, McMoRan’s net loss from continuing operations totaled $51.0 million, including $37.1 million of exploration expense.

Results for the nine months of 2008 from continuing operations totaled income of $98.2 million, including a loss of $2.5 million, $0.03 per share, for unrealized mark-to-market charges on McMoRan’s open oil and gas derivative contracts.  Results for the nine months of 2007 from continuing operations totaled a net loss of $72.1 million, including $52.2 million of exploration expense.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “With the important steps taken to reduce debt over the last year, McMoRan is well positioned to pursue its strategy of drilling high potential deep and ultra-deep prospects in the shallow waters of the Gulf of Mexico.  We are encouraged by the results of our exploration program.  Production from existing properties, which will increase as we restore production following the curtailment from Hurricane Ike, is providing significant cash flows that will enable us to continue an active drilling program to build asset values for shareholders.”

FLATROCK FIELD UPDATE

Since the initial discovery in July 2007 McMoRan has drilled five successful wells at Flatrock on South Marsh Island Block 212 in the OCS 310/Louisiana State Lease 340 area in approximately 10 feet of water.  The first three wells are currently producing.  Recent activities from the field include the commencement of production at Flatrock No. 3 (location “D”) in the Operc section on July 31, 2008, completion of the No. 4 development well (location “C”) in the Rob-L section and logged pay in the Rob-L section at the No. 5 development well (location “E”).  The No. 6 delineation well is expected to commence drilling in the fourth quarter of 2008.  Successful wells can be brought on line quickly using the Tiger Shoal facilities in the immediate area.  Following is a status report on activities in the Flatrock area:

Flatrock Wells	Total Pay Intervals	Net Feet of Pay(1)	Status
No. 1 – “A” location Discovery Well	8	260	Producing from Operc section
No. 2 – “B” location Delineation Well	8	289	Producing from Primary Rob-L sand: Gross rate of ~100 MMcfe/d, 19 MMcfe/d net to McMoRan
No. 3 – “D” location Delineation Well	8	256	Producing from Operc section
No. 4 – “C” location Development Well	2	116	Being Completed in Primary Rob-L sand: should be capable of similar rates seen in No. 2 well
No. 5 – “E” location Development Well	2	90	Drilling ahead at 15,800’, PTD of 18,400’: Rob-L sand should be capable of rates seen in No.2 well
No. 6 – “F” location Delineation Well	n/a	n/a	To Spud in 4Q08: Will target deeper Operc and possibly penetrate the upper Gyro section sands

(1)	Confirmed with wireline logs.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

EXPLORATION ACTIVITIES

McMoRan’s exploration strategy focuses on the “deep gas play,” drilling to depths of 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area to target large structures in the Deep Miocene and on the “ultra-deep gas play” below 25,000 feet.  Since 2004, McMoRan has participated in 17 discoveries on 33 deep shelf exploration prospects drilled and evaluated, including the significant Flatrock discovery in the third quarter of 2007.  Six additional prospects are either in progress or not fully evaluated.

The South Timbalier Block 168 No. 1 ultra-deep exploratory well (formerly known as Blackbeard West No. 1) has been drilled to 32,997 feet.  Previous logs indicated three potential hydrocarbon bearing zones that require further evaluation.  The well encountered a fourth potential hydrocarbon bearing zone in October 2008.  The South Timbalier Block 168 well, which is permitted to 35,000 feet, is located on the top of the targeted structure.  Seismic data on the prospect indicated the potential for significantly thicker sands on the flanks of the structure as confirmed in recent major deepwater discoveries.  Based on information obtained to date in the South Timbalier Block 168 well, McMoRan believes additional drilling on the flanks could result in significant reserve potential.  McMoRan operates the well and owns a 32.3 percent working interest.  McMoRan’s partners, PXP and Energy XXI (NASDAQ: EXXI), hold a 35 percent working interest and 20 percent working interest, respectively.  McMoRan’s investment in South Timbalier Block 168 No. 1 well totaled $23.5 million at September 30, 2008.

The Tom Sauk exploratory well on Louisiana State Lease 340 commenced drilling on August 14, 2008 and is drilling below 12,500 feet towards a proposed total depth of 19,000 feet to evaluate potential Operc and Gyro sands in the middle-Miocene.  Tom Sauk, which is located in less than 10 feet of water, is a deep gas prospect that lies below the significant historical shallow production at Mound Point.  McMoRan holds an 18.3 percent working interest and a 14.5 percent net revenue interest in the well.  PXP holds a 24.4 percent working interest.  McMoRan’s investment in Tom Sauk totaled $2.0 million at September 30, 2008.

The Northeast Belle Isle exploratory well in St. Mary Parish, Louisiana commenced drilling on August 24, 2008 and is drilling below 14,000 feet towards a proposed total depth of 18,500 feet to evaluate potential Rob-L sands in the middle-Miocene.  McMoRan holds a 35.7 percent working interest and a 24.9 percent net revenue interest in the well.  McMoRan’s investment in Northeast Belle Isle totaled $3.6 million at September 30, 2008.

McMoRan expects drilling operations to commence in November 2008 at the Ammazzo exploration prospect located on South Marsh Island Block 251 in 25 feet of water. The Ammazzo prospect has a proposed total depth of 24,500 feet. The Ammazzo prospect is targeting one of the largest undrilled deep structures below 15,000 feet on the Shelf of the Gulf of Mexico.  It is positioned on the southern portion of the structural ridge extending from the Flatrock and JB Mountain discoveries (located approximately 16 and 11 miles north-northwest, respectively), where McMoRan has successfully proven the existence of Rob-L, Operc and Gyro sands in the Middle Miocene.  There are multiple targets at the Ammazzo deep gas prospect in these sections representing significant exploration potential (500 billion cubic feet of natural gas equivalents to greater than 1 trillion cubic feet), similar to Flatrock and potentially larger.  McMoRan will operate the well and holds a 25.9 percent working interest and 21.1 percent net revenue interest.  McMoRan’s partners, PXP and Energy XXI, hold a 28.1 percent working interest and 16.0 percent working interest, respectively.

McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately 1.3 million gross acres including 320,000 gross acres associated with the ultra-deep trend.  McMoRan is developing plans to participate in the drilling of additional exploratory wells in 2008, including the Gladstone East prospect on Louisiana State Lease 340, which lies below the significant historical shallow production at Mound Point.

PRODUCTION AND DEVELOPMENT ACTIVITIES

As previously reported, Hurricanes Gustav and Ike impacted Gulf of Mexico operations prior to making landfall on the coasts of Louisiana and Texas on September 1, 2008 and September 13, 2008, respectively.

There was no significant damage to McMoRan’s properties resulting from Hurricane Gustav.  Assessments following Hurricane Ike identified several platforms, comprising approximately 3 percent of production and 2 percent of reserves, with significant structural damage.  Substantially all of McMoRan’s remaining production facilities are capable of resuming production pending restoration of downstream pipelines and facilities operated by third parties.  Drilling rigs used in McMoRan’s exploration and development activities sustained no significant damage in the storms and operations have resumed.

McMoRan has re-established production at a current rate of approximately 140 MMcfe/d, approximately 50 percent of average production rates in July and August of 2008.  Based on reports from third party operators of downstream facilities and pipelines, McMoRan expects significant additional production to be restored in the fourth quarter of 2008.

The operator of the Tiger Shoal facility, which processes production from the OCS 310/Lousiana State Lease 340 area including Flatrock, indicated no material damage to the structures and production at Flatrock was re-established on September 22, 2008.  The three wells are currently producing at a gross rate of approximately 170 MMcfe/d, 32 MMcfe/d net to McMoRan.  Exploration and development activities in this important area are continuing as previously scheduled.

Third-quarter 2008 production averaged 225 MMcfe/d net to McMoRan, compared to 185 MMcfe/d in the third quarter of 2007.  Prior to the September hurricane events, McMoRan’s quarter-to-date production averaged approximately 296 MMcfe/d.  Based on current information from third party operators of downstream facilities, McMoRan currently expects aggregate production to average approximately 180 MMcfe/day for the fourth quarter and reach approximately 280-290 MMcfe/d in the first half of 2009.  The timing of restoring production is dependent on downstream pipelines and facilities operated by third parties.

McMoRan’s third quarter results include charges of $152.6 million related to Hurricane Ike, including approximately $21.9 million to reduce the net book value of certain properties damaged in the storm, approximately $124.4 million to adjust estimated future abandonment costs associated with damaged structures and well abandonment, and $6.3 million to record costs for assessment and repairs.  McMoRan expects to realize a substantial recovery under its insurance program for hurricane related costs, which are expected to be incurred over several years.  Insurance recovery will be recorded as income in McMoRan’s future financial results as claims are settled with insurers.

REVENUES

McMoRan’s third-quarter 2008 oil and gas revenues totaled $282.7 million, compared to $131.0 million during the third quarter of 2007.  During the third quarter of 2008, McMoRan’s sales volumes totaled 13.5 Bcf of gas, 811,900 barrels of oil and condensate and 2.3 Bcfe of plant products, compared to 12.6 Bcf of gas, 671,300 barrels of oil and condensate and 0.3 Bcfe of plant products in the third quarter of 2007.   McMoRan’s third-quarter comparable average realizations for gas were $10.67 per thousand cubic feet (Mcf) in 2008 and $6.17 per Mcf in 2007; for oil and condensate McMoRan received an average of $124.05 per barrel in third-quarter 2008 compared to $75.08 per barrel in third-quarter 2007.
Following the decline of natural gas prices during the third quarter of 2008, McMoRan’s third quarter results reflect its current estimate that annual average 2008 natural gas prices will be less than $10.34 per MMbtu, the Minerals Management Service’s established price threshold under which eligible deep gas production is available for royalty relief in 2008.  Third-quarter 2008 results also include an increase to revenues of $9.4 million associated with the royalty relief for the first six months of 2008.

CASH FLOWS, CAPITAL EXPENDITURES AND CASH

Third-quarter 2008 operating cash flows totaled $253.9 million and $636.2 million for the first nine months of 2008.  Capital expenditures totaled $75.8 million for the third quarter of 2008 and $186.9 million for the first nine months of 2008.  Capital expenditures for 2008 are expected to approximate $270 million, including approximately $95 million in exploration costs associated with Flatrock and other opportunities and $175 million in development costs.  Capital spending may change as additional opportunities become available and to fund additional development capital expenditures on successful wells.

DEBT REDUCTION AND EQUITY TRANSACTIONS

On September 30, 2008, McMoRan had unrestricted cash and cash equivalents of $160.6 million.  Total debt, excluding McMoRan’s convertible senior notes, approximated $300 million at September 30, 2008, $274 million lower than December 31, 2007, and $894 million lower than at the time of the August 2007 oil and gas property acquisition.  McMoRan had no borrowings under its $450 million revolving credit facility on September 30, 2008, and $350 million of availability after considering $100 million in outstanding letters of credit.

As previously reported, in September 2008 McMoRan induced conversion of approximately 990,000 shares of its 6.75% Mandatory Convertible Preferred Stock (6.75% Preferred Stock) with a liquidation preference of approximately $99 million into approximately 6.7 million shares of McMoRan common stock.  This transaction was based on the minimum conversion rate of 6.7204 shares, which equates to a conversion price of $14.88 per share of common stock. McMoRan paid an aggregate $7.4 million in cash to the holders of these shares to induce the conversion and recorded a $7.4 million charge to preferred dividends in the third quarter of 2008 in connection with this transaction.  Preferred dividend payment savings related to this transaction approximate $15 million through the November 2010 mandatory conversion date of the securities.

After giving effect to these conversions McMoRan’s common shares outstanding on September 30, 2008 approximated 70.5 million.

DERIVATIVE CONTRACTS

In connection with financing arrangements for McMoRan’s oil and gas property acquisition in August 2007, McMoRan hedged a portion of its 2008 - 2010 production through a combination of swaps and puts.  Excluding the puts, McMoRan has a total of 12.6 Bcf of natural gas and 0.6 million barrels of oil hedged through 2010, representing less than 5 percent of estimated reserves.  Following is a summary of open swap positions at September 30, 2008:

	Natural Gas Positions (million MMbtu)		Oil Positions (thousand bbls)
		Average		Average
	Volumes	Swap Price	Volumes	Swap Price
4Q08	2.7	$ 9.16	120	$ 72.30
2009	7.3	$ 8.97	322	$ 71.82
2010	2.6	$ 8.63	118	$ 70.89

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, these contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized immediately in our operating results.  McMoRan’s third-quarter 2008 results included an unrealized gain of $82.3 million for mark-to-market accounting adjustments associated with open derivative contracts based on changes in their respective fair market values through September 30, 2008.  McMoRan’s fair value net liability after mark-to-market adjustments was $5.0 million at September 30, 2008.  We may consider additional opportunities to hedge portions of our production in the future.  We may also elect to terminate the existing derivative contracts.

MAIN PASS BLOCK 299 SULPHUR AND ENERGY HUB™ UPDATE

McMoRan maintains rights to a sulphur resource at Main Pass Block 299.  In August 2000, McMoRan ceased mining sulphur at this location because of low sulphur prices and high natural gas prices.  Following a prolonged period of sulphur prices in the $60-$80 per ton range, sulphur prices exceeded $600 per ton FOB Tampa, Florida during the third quarter of 2008, but have recently declined sharply.  McMoRan has engaged in discussions with sulphur consumers about the potential of producing this resource, which is estimated to contain approximately 60 million long tons of sulphur.  Developing the resource would require significant capital expenditures.

McMoRan is continuing discussions with potential energy suppliers to develop commercial arrangements for the MPEH™ facilities located at Main Pass Block 299.  As previously reported, MARAD approved McMoRan’s license application for its MPEH™ liquefied natural gas (LNG) and natural gas storage project in January 2007.

The project’s location near large and liquid U.S. gas markets and the opportunity to develop significant onsite cavern storage provide potentially attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers.  The MPEH™ facility, as approved, is expected to be capable of storing 28 Bcf of gas in underground storage caverns, producing natural gas liquids and regasifying LNG at a peak rate of 1.6 Bcf per day.  Prior to pursuing any construction at the MPEH™, McMoRan would be required to secure commercial arrangements that would enable it to finance the construction costs of any project.  External financing in the capital markets is not currently available.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

           -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration and development costs; the potential Main Pass Energy HubTM Project and the potential restart of sulphur production operations at Main Pass Block 299.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil, natural gas and sulphur; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; costs and other contingencies associated with restarting sulphur operations; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).

The SEC permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain phrases and terms, such as "reserve potential” and “exploration potential," which the SEC's guidelines strictly prohibit us from including in filings with the SEC. We urge you to consider closely the disclosure of proved reserves included in McMoRan's Annual Report on Form 10-K for the year ended December 31, 2007.  This press release also contains certain financial results before special items, which are non-GAAP financial measures.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in McMoRan’s consolidated financial statements are in the supplemental schedule to this press release.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the third-quarter 2008 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, November 14, 2008.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008[a]	2007 [a]	2008[a]	2007 [a]
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$282,688 [b]	$131,018	$946,955 [b]	$227,381
Service	2,557	2,234	9,274	2,916
Total revenues	285,245	133,252	956,229	230,297
Costs and expenses:
Production and delivery costs	69,923 [c]	38,197	195,074 [c]	72,543
Depletion, depreciation and amortization	250,124 [d]	85,014	492,457 [d]	127,579
Exploration expenses [e]	15,092	37,060	49,385	52,163
(Gain) loss on oil and gas derivative contracts	(80,399)	(10,695)	35,607	(10,695)
General and administrative expenses [e]	10,720	6,992	37,969	17,804
Start-up costs for Main Pass Energy Hub™ [e]	1,728	2,345	4,990	7,802
Insurance recovery	-	-	(3,391)	-
Total costs and expenses	267,188	158,913	812,091	267,196
Operating income (loss)	18,057	(25,661)	144,138	(36,899)
Interest expense, net	(10,870)	(22,887)	(40,501)	(34,296)
Other income (expense), net	202	(2,457)	(2,322)	(876)
Income (loss) from continuing operations before income taxes	7,389	(51,005)	101,315	(72,071)
Provision for income taxes	(1,284)[f]	-	(3,149)[f]	-
Income (loss) from continuing operations	6,105	(51,005)	98,166	(72,071)
Income (loss) from discontinued operations	(1,356)	(1,179)	(2,960)	50
Net income (loss)	4,749	(52,184)	95,206	(72,021)
Preferred dividends, amortization of convertible preferred stock issuance costs and inducement payments for the early conversion of preferred stock	(10,881)[g]	-	(19,604)[g]	(1,552)
Net income (loss) applicable to common stock	$(6,132)	$(52,184)	$75,602	$(73,573)

Basic net income (loss) per share of common stock:
Continuing operations	$(0.08)	$(1.47)	$1.34	$(2.40)
Discontinued operations	(0.02)	(0.03)	(0.05)	0.00
Net income (loss) per share of common stock	$(0.10)	$(1.50)	$1.29	$(2.40)

Diluted net income (loss) per share of common stock:
Continuing operations	$(0.08)	$(1.47)	$1.17	$(2.40)
Discontinued operations	(0.02)	(0.03)	(0.03)	0.00
Net income (loss) per share of common stock	$(0.10)	$(1.50)	$1.14	$(2.40)

Average common shares outstanding:
Basic	64,446 [h]	34,693	58,617 [h]	30,644
Diluted	64,446	34,693	87,718 [i]	30,644

a.	Selected amounts for the third quarter and nine months ended September 30, 2008 and 2007 associated with the properties acquired in August 2007 follows (in thousands):

	Third Quarter		Nine Months
	2008	2007	2008	2007
Revenues	$188,249	$97,281	$681,038	$97,281
Production and delivery costs	44,925	20,577	118,056	20,577
Depletion, depreciation and amortization	82,389	58,128	265,040	58,128

b.
 Includes $9.4 million of additional revenues related to royalty relief amounts associated with first and second quarters.  Significant declines in natural gas prices during the third quarter 2008 have negatively affected the year to date average NYMEX market price, as well as forward prices at September 30,

I

2008. As a result, McMoRan currently expects it will be eligible to receive royalty relief under MMS regulations and accordingly has recognized such revenues from prior quarters.
c.	Includes hurricane repair and assessment charges totaling $6.3 million.
d.
 Includes impairment charges totaling $21.9 million to reduce the net book value of certain properties that were significantly damaged during Hurricane Ike as well as charges totaling $124.4 million to reflect higher estimates and accelerated timing of future abandonment costs associated with damaged structures and wells.  Also includes impairment charges of $10.8 million to reduce the book value of McMoRan’s interest in another field.

e.	Total stock-based compensation follows (in thousands):

	Third Quarter		Nine Months
	2008	2007	2008	2007
General and administrative expenses	$2,359	$1,084	$12,480	$5,228
Exploration expenses	2,151	1,003	12,198	5,279
Main Pass Energy Hub start-up costs	161	78	868	398
Total stock-based compensation cost	$4,671	$2,165	$25,546	$10,905

Total stock-based compensation cost includes charges for immediately vested stock options totaling $16.2 million and $4.4 million in the nine month periods of 2008 and 2007, respectively.
f.
 The 2008 tax provision is determined considering the company’s ability to utilize net operating losses from prior periods (NOL carry forwards) against estimated annual taxable income. Tax regulations impose limitations on the utilization of NOL carry forwards when a defined level of change in the stock ownership of certain shareholders is exceeded, including ownership changes resulting from conversion of convertible debt into common stock. No such change in stock ownership was exceeded or was assessed to be probable of occurring at September 30, 2008.

g.
 Includes payments totaling $7.4 million to holders of McMoRan’s 6¾% mandatory convertible preferred stock (6¾% preferred stock).  In September 2008, McMoRan induced conversion of approximately 990,000 shares of its 6¾% preferred stock with a liquidation preference of approximately $99 million into approximately 6.7 million shares of McMoRan common stock.  McMoRan paid $7.4 million to the holders of these shares to induce the conversion.

h.
 Amount includes applicable effect on both periods of the issuance of 6.2 million shares of common stock associated with conversion of McMoRan’s 5% convertible preferred stock in June 2007, 16.9 million shares of common stock sold in November 2007 equity offering and the exercise of stock warrants in December 2007 and June 2008 for a total of 2.5 million shares.  Also includes 9.7 million and 16.2 million shares of common stock associated with the conversion of a portion of McMoRan’s convertible senior notes and mandatory convertible preferred stock during the third quarter and nine months ended September 30, 2008, respectively.

i.
 Includes the effect on the assumed conversion of McMoRan’s 6% and 5¼% convertible senior notes, 6¾% mandatorily convertible preferred stock and the dilutive effect of the outstanding stock options and warrants whose exercise prices were less than McMoRan’s average stock price for the period into 29.1 million shares for the nine months ended September 30, 2008.

II

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE) (Unaudited)

The financial results provided in this news release before hurricane charges and unrealized mark-to-market gains on derivative contracts are non-GAAP results that are provided as supplemental information.  These results should not be relied upon as alternative measures to Generally Accepted Accounting Principles (GAAP) and primarily reflect items that management believes it should take into consideration to more accurately measure and monitor McMoRan’s comparative performance on a consistent basis.  McMoRan’s management believes that the hurricane related charges incurred in the third quarter of 2008 do not reflect charges that would be expected to be incurred on a regular basis. McMoRan’s management also believes that the changes in fair value of its open oil and gas derivative contracts should be excluded due to the significant volatility of changes in the fair value of these contracts.

McMoRan’s management utilizes both the GAAP and the non-GAAP results in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results can be enhanced by excluding the impact of these items.  The following is a reconciliation of reported amounts to non-GAAP items (in thousands):

	Third Quarter		Nine Months
	2008	2007	2008	2007

Net income (loss) applicable to common stock	$(6,132)	$(52,184)	$75,602	$(73,573)
Add: Hurricane charges	152,558	-	152,558	-
Deduct: Unrealized gain on oil and gas derivative
contracts	(82,255)	(10,695)	2,548	(10,695)
Tax impact of hurricane charges and gain on
derivative contracts	(2,250)	-	(4,963)	-
Net income applicable to common stock, non-GAAP	$61,921	$(62,879)	$225,745	$(84,268)

Net income per share, as reported	$(0.10)	$(1.50)	$1.14	$(2.40)
Add: Impact of hurricane charges and gain on
derivative contracts, net	1.06	(0.31)	1.71	(0.35)
Net income per share, non-GAAP	$0.96	$(1.81)	$2.85	$(2.75)

III

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008 [a]	2007 [a]	2008 [a]		2007 [a]
Sales volumes:
Gas (thousand cubic feet, or Mcf)	13,537,100	12,645,100	49,637,500	[b]	19,401,900
Oil (barrels)	811,900	671,300	3,027,800	[b]	1,323,900
Plant products (per Mcf equivalent) [c]	2,288,100	320,100	6,959,300	[b]	1,000,700
Average realizations:
Gas (per Mcf)	$ 10.67	$ 6.17	$ 10.62		$ 6.74
Oil (per barrel)	124.05	75.08	114.07		66.80

a.	Sales volumes associated with the properties acquired in August 2007 include the following:

	Third Quarter		Nine Months
	2008	2007	2008	2007
Gas (Mcf)	8,559,900	9,694,000	35,487,000	9,694,000
Oil (barrels)	530,900	498,000	2,087,400	498,000
Plant products (per Mcf equivalent)	1,534,700	211,000	5,164,500	211,000

b.
 Results include increases to natural gas volumes of 0.7 billion cubic feet (Bcf), oil and condensate volumes of 1,400 barrels and plant product volumes of 0.2 Bcf to record royalty relief amounts associated with first and second quarters.  Pursuant to Minerals Management Service (MMS) regulations, if the annual average NYMEX market price for natural gas does not exceed the MMS’s annual price threshold ($10.34 per MMbtu for 2008), then relief is available under the program and royalties would not be due to the MMS.  During the third quarter 2008, natural gas prices declined significantly.  Based on the September 30, 2008 year to date average NYMEX market price and the forward price curve for natural gas, McMoRan currently expects that it will be eligible to receive this relief in 2008.  Sales volumes and realizations adjusted to reflect previously excluded royalty relief for the first and second quarters of 2008 follows:

	2008
	1st Quarter	2nd Quarter
Gas (Mcf)	17,875,400	18,225,000
Oil (barrels)	1,089,800	1,126,100
Plant products (per Mcf equivalent)	2,459,600	2,211,600

Average realizations:
Gas (per Mcf)	$ 9.06	$ 12.12
Oil (per barrel)	97.40	123.00

c.
 Results include approximately $27.8 million and $73.6 million of revenues associated with plant products (ethane, propane, butane, etc.) during the third quarter and nine months ended September 30, 2008, respectively.  Plant product revenues for the comparable prior year periods totaled $2.4 million and $7.7 million.  One Mcf equivalent is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

IV

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2008		2007
	(In Thousands)
ASSETS
Cash and cash equivalents	$160,635		$4,830
Accounts receivable	115,712		128,690
Inventories	33,153		11,507
Prepaid expenses	19,171		14,331
Fair value of oil and gas derivative contracts	11,035		16,623
Current assets from discontinued operations, including restricted
cash of $0.5 million	3,175		3,029
Total current assets	342,881		179,010
Property, plant and equipment, net	1,316,850	[a]	1,503,359
Sulphur business assets, net	339		349
Restricted investments and cash	26,073		7,036
Fair value of oil and gas derivative contracts	1,182		4,317
Deferred financing costs	16,620		21,217
Total assets	$1,703,945		$1,715,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$105,606		$97,821
Accrued liabilities	95,807		68,292
6% convertible senior notes	-		100,870
Other short term borrowings	-		10,665
Accrued interest and dividends payable	17,622		13,055
Current portion of accrued oil and gas reclamation costs	202,342		80,839
Current portion of accrued sulphur reclamation costs	10,719		12,145
Fair value of oil and gas derivative contracts	11,444		14,001
Current liabilities from discontinued operations	1,715		2,624
Total current liabilities	445,255		400,312
Senior secured revolving credit facility	-		274,000
5¼% convertible senior notes	74,720		115,000
11.875% senior notes	300,000		300,000
Accrued oil and gas reclamation costs	222,021		213,898
Accrued sulphur reclamation costs	9,670		9,155
Contractual postretirement obligation	5,911		6,216
Fair value of oil and gas derivative contracts	5,751		7,516
Other long-term liabilities	22,315		16,962
Total liabilities	1,085,643		1,343,059
Stockholders' equity	618,302		372,229
Total liabilities and stockholders' equity	$1,703,945		$1,715,288

a.	Includes a total of $96.7 million of exploratory drilling and related costs associated with six unevaluated or in progress wells at September 30, 2008.

V

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$95,206	$(72,021)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations	2,960	(50)
Depletion, depreciation and amortization	492,457	127,579
Exploration drilling and related expenditures	15,692	21,663
Compensation expense associated with stock-based awards	25,546	10,905
Amortization of deferred financing costs	3,675	4,441
Unrealized (gain) loss on oil and gas derivative contracts	2,548	(10,695)
Loss on induced conversions of convertible senior notes	2,663	-
Reclamation expenditures, net of prepayments by third parties	(6,500)	(4,186)
Increase in restricted cash	(11,364)	-
Payment to fund terminated pension plan	(2,291)	-
Purchase of oil and gas derivative contracts and other	83	(4,716)
(Increase) decrease in working capital:
Accounts receivable	18,229	(72,533)
Accounts payable and accrued liabilities	30,661	78,632
Prepaid expenses and inventories	(35,299)	23,375
Net cash provided by continuing operations	634,266	102,394
Net cash provided by discontinued operations	1,897	673
Net cash provided by operating activities	636,163	103,067

Cash flow from investing activities:
Exploration, development and other capital expenditures	(186,904)	(109,165)
Acquisition of oil and gas properties	(613)	(1,051,302)
Proceeds from restricted investments	-	3,037
Increase in restricted investments	-	(126)
Net cash used in continuing operations	(187,517)	(1,157,556)
Net cash used in discontinued operations	-	-
Net cash used in investing activities	(187,517)	(1,157,556)

Cash flow from financing activities:
(Payments) borrowings under senior secured revolving credit facility, net	(274,000)	284,250
Proceeds from unsecured bridge loan facility	-	800,000
Proceeds from senior secured term loan	-	100,000
Repayment of senior secured term loan	-	(100,000)
Financing costs	-	(31,216)
Dividends paid and inducement payments on early conversion of convertible preferred stock	(20,883)	(1,121)
Payments for induced conversion of convertible senior notes	(2,663)	-
Proceeds from exercise of stock options and other	4,705	1,065
Net cash (used in) provided by continuing operations	(292,841)	1,052,978
Net cash from discontinued operations	-	-
Net cash (used in) provided by financing activities	(292,841)	1,052,978
Net increase (decrease) in cash and cash equivalents	155,805	(1,511)
Cash and cash equivalents at beginning of year	4,830	17,830
Cash and cash equivalents at end of period	$160,635	$16,319

VI